Exhibit 4.6

DATE: July 12, 2010

RULES
OF
THE ADVANTEST CORPORATION
INCENTIVE STOCK OPTION PLAN 2010

1	Definitions

1.1	In these Rules:

“Advantest Group” means the Company and its subsidiaries;

“Broker” means Mizuho Investors Securities Co., Ltd. or such other broker or agent appointed from time to time by the Company to execute transactions in connection with the Plan;

“Company” means Advantest Corporation;

“Date of Grant” means July 12, 2010;

“Directors” means the board of directors of the Company;

“Eligible Officer” means any director, auditor, or officer of the Company;

“Exercise Period” means a period commencing on April 1, 2011 and expiring at the close of business on March 31, 2015;

“Exercise Price” means the price to be paid by a Stock Option Holder for the exercise of each Stock Option;

“Guidelines” means Incentive Stock Option Plan 2010 Guidelines for exercising Stock Option granted to Eligible Officers in accordance with these Rules;

“Plan” means the plan known as “The Advantest Corporation Incentive Stock Option Plan 2010” in its present form or as from time to time amended in accordance with the Rules;

“Rules” means these rules as amended from time to time;

“Shares” means fully paid common shares of stock of the Company;

“Stock Option” means the stock options granted by the Company in accordance with the resolution of the board meeting of the Company held on June 24, 2010;

“Stock Option Holder” means a person holding a Stock Option;

“Stock Option Register” means a register which is prepared and maintained by the Company pursuant to the Japanese Company Law (Law No.86 of 2005) and which lists information including the names and addresses of Stock Option Holders;

“Subscription Price” means the price of a Share to be delivered upon exercise of a Stock Option, subject to adjustment provided in Rule 3, and the initial Subscription Price is 2,089 yen;

“Tokyo Business Day” means a business day in Tokyo, Japan on which both the Company and the Tokyo Stock Exchange are open for the transaction of business; and

“Unit” means 100 Shares or such other amount of Shares to which a voting right at a shareholders’ meeting is granted pursuant to the Japanese Company Law and the Articles of Incorporation of the Company.

1.2	Where the context permits or requires the singular includes the plural and the masculine includes the feminine and vice versa.

1.3	Headings shall be ignored in construing the Rules.

2	Grant of Stock Options

2.1	Grant of Stock Options

The Company may at its absolute discretion grant to any Eligible Officer such number of Stock Options as determined by the Company.  Each Eligible Officer will be informed in writing by the Company of such grant.

2.2	Conditions on Exercise

2.2.1	A Stock Option may be exercised only on a Tokyo Business Day.

2.2.2
The number of Stock Options exercised at one time shall be 10 or multiples of 10.  If the number of Stock Options held by a Stock Option Holder is not 10 or a multiple of 10 (e.g., the number of Stock Options held is 27), the remaining Stock Options (in this example, 7) may be exercised only when they are exercised together with 10 or a multiple of 10 Stock Options (in this example, he or she may exercise 17 or 27 of his/her Stock Options).  However, if the number of Stock Options held by a Stock Option Holder is less than 10, the Stock Option Holder may exercise his/her Stock Options only when he or she exercises all of his/her Stock Options.

2.3	Acceptance of Stock Option

To be entitled to the grant of Stock Options, any Eligible Officer must execute a written acceptance of such Stock Options in the form of Attachment A hereto and deliver such acceptance form to the Company by July 12, 2010.  The acceptance form includes the explanation of the terms of Stock Options in compliance with the Japanese Company Law.  In the event of any inconsistency between these Rules and the acceptance form, the provisions of these Rules shall prevail.

2.4	Payment

The payment to be made as consideration for the stock options shall be 53,500 yen per one stock option.  On the date of execution of the allotment, such payment shall be made by setting off against the monetary compensation the amount equal to such value and to be paid by the Company.

2.5	Disposal Restrictions

2.5.1
Neither a Stock Option nor any rights or interests in respect of it may be transferred, assigned, pledged or otherwise disposed of by a Stock Option Holder to any other person or entity.  If a Stock Option Holder purports to transfer, assign, pledge or dispose of any such Stock Option or rights or interests, whether voluntarily or involuntarily, then the Stock Option may not be exercised and will be automatically transferred by the Company pursuant to Rule 5.

2.5.2	A Stock Option Holder may not assign, delegate or otherwise transfer any of its rights or obligations under these Rules.

2.6	Certificates

No certificates will be issued for Stock Options.

3	Variations In Share Capital

3.1	Adjustment of Stock Option

3.1.1	The Exercise Price is 208,900 yen.

3.1.2
The number of Shares to be delivered upon exercise of each Stock Option is 100 Shares (i.e., 1 Unit).  If any adjustment is made to the Subscription Price, then the number of Shares to be delivered in relation to each Stock Option shall be adjusted in accordance with the following formula, with fractions of a Share being rounded down:

Number of Shares	=	Exercise Price
Subscription Price

3.1.3	If the Company shall make a stock split or consolidate its Shares into a smaller number of shares, then the Subscription Price shall be adjusted by the Directors based on the following formula:

NSP	=	OSP ×	1
Stock Split Ratio or Consolidation Ratio

where:
NSP = the Subscription Price after such adjustment.
OSP = the Subscription Price before such adjustment.

3.1.4
If the Company shall issue any Shares or dispose of Shares owned by the Company (other than Shares issued or delivered upon conversion or exchange of any convertible or exchangeable securities issued by the Company or upon exercise of any rights or warrants issued, granted or offered by the Company) and the consideration per Share receivable by the Company shall be less than the current market price per Share, then the Subscription Price shall be adjusted by the Directors based on the following formula:

NSP	=	OSP ×	N + v
N + n

where:
NSP and OSP have the meanings ascribed thereto in Rule 3.1.3.
N =	the number of Shares outstanding after deduction of Shares owned by the Company immediately prior to such adjustment.
n =	the number of additional Shares being issued as aforesaid or (in the case of disposal of Shares owned by the Company) the number of Shares being disposed of.
v =	the number of Shares which the aggregate consideration receivable by the Company would purchase at such current market price per Share.

3.1.5	In addition to Rule 3.1.3 and 3.1.4, in any of the following circumstances, the Company will adjust the Subscription Price in the manner it considers appropriate in its absolute discretion:

(i)
the Company will issue securities convertible into Shares (including shares to be acquired by the Company upon request by the shareholder or upon occurrence of certain events) at a consideration per Share receivable by the Company which is less than the current market price per Share;

(ii)
the Company will issue warrants, or securities with warrants, to subscribe for or purchase Shares at a consideration per Share receivable by the Company which is less than the current market price per Share;

(iii)	adjustment of the Subscription Price becomes necessary as a result of merger, corporate division or stock-for-stock exchange; or

(iv)	in addition to the foregoing, adjustment of the Subscription Price becomes necessary as a result of change (or possible change) in the number of outstanding Shares.

3.1.6	Any fractional number resulting from calculations of the Subscription Price shall be rounded up to the nearest one yen.

3.1.7
The Subscription Price after the adjustment shall be the sum to be obtained by multiplying the Subscription Price per share after the adjustment by the number of shares to be issued per Stock Option after the adjustment.

3.2	Notice

The Company will notify Stock Option Holders of any adjustment made under this Rule 3.

4	Exercise and Cancellation - General Rules

4.1	Exercise

Unless otherwise specified in these Rules, a Stock Option shall only be exercisable:

4.1.1	within the Exercise Period; and

4.1.2	subject to the conditions imposed under Rule 2.2.

5           Automatic Transfer of Stock Options:

5.1	Events of automatic transfer

A Stock Option owned by Stock Option Holder shall be automatically transferred to the Company for no consideration if any of the following events occurs:

5.1.1
the general meeting of the shareholders or, if approval by the shareholders’ meeting is not legally required, then the board of directors resolves to approve (i) any merger agreement pursuant to which the Company shall dissolve, (ii) any agreement or a plan pursuant to which the Company shall split all or part of its business or (iii) any stock-for-stock exchange agreement or stock-transfer plan pursuant to which the Company shall become a wholly-owned subsidiary of another company.

5.1.2
a Stock Option Holder becomes a person who does not hold any position as a director, corporate auditor, officer, employee or any other similar position of the Company or its subsidiaries; except where the Company deems that it is appropriate to allow him/her to exercise his/her Stock Options and notifies him/her.

5.1.3	a Stock Option Holder dies.

5.1.4	a Stock Option Holder waives all or part of his/her stock options by submitting to the Company the form specified by the Company.

5.1.5
a Stock Option Holder becomes for any reason a director, officer, auditor or employee of a company which is a competitor with the Company and the Company notifies the Stock Option Holder that his/her stock options are non-exercisable.

5.1.6	a Stock Option Holder is in breach of laws, internal rules of the Company or the Rules, and the Company notifies the Stock Option Holder that his/her stock options are non-exercisable.

6	Exercise of Stock Option

6.1	Manner of Exercise

6.1.1
To exercise a Stock Option, a Stock Option Holder must deliver on a Tokyo Business Day, an exercise notice to the Company, in the prescribed form (Attachment B), duly completed and signed by the Stock Option Holder.  The Stock Option Holder may not withdraw the exercise notice for any reason.

6.1.2
A Stock Option Holder shall pay the total amount of the Exercise Price relating to the number of Stock Options that he or she exercised (the “Total Exercise Price”) and the related expenses and taxes (if any), by transfer to the account designated by the Company.  The commission for such transfer shall be incurred by the Stock Option Holder.  After the Company confirms its receipt of the Total Exercise Price and the related expenses and taxes (if any), the Shares shall be delivered by crediting the number of Shares, through the Japan Securities Depository Center, Inc. (the “JASDEC”), to the Stock Option Holder’s account opened pursuant to Rule 6.6.2.

6.2	Sale of Shares

6.2.1
A Stock Option Holder may request, through the Company, that the Broker sell all the Shares resulting from his/her exercise of Stock Options.  Any such request shall be made in a notice as referred to in Rule 6.1.1.

6.2.2
After the receipt of a notice as referred to in Rule 6.2.1, the Company shall procure funds to be paid as the Total Exercise Price on behalf of the Stock Option Holder, and deliver the resulting Shares to the Stock Option Holder in the manner specified in Rule 6.1.2.  The Shares shall be sold without delay after the Broker confirms receipt of the Shares by the Stock Option Holder.  Subject to Rule 6.5, the Broker shall transfer, to the Stock Option Holder’s account with Mizuho Bank, Ltd. (“Mizuho Bank”) opened pursuant to Rule 6.6.3, the proceeds of the sale of the Shares less (i) the commission for the sale, (ii) the related expenses and taxes (if any) and (iii) the commission for such transfer, within 30 days of the sale.  The Stock Option Holder shall transfer, to the bank account designated by the Company, an amount equal to (i) the Total Exercise Price plus (ii) the related expenses and taxes paid or to be paid by the Company in connection with the exercise of the Stock Options or the sale of the Shares.  However, if the Stock Option Holder is a director, auditor or officer of the Company at the time of request as referred to in Rule 6.2.1, the Company will not procure funds to be paid as the Total Exercise Price on behalf of the Stock Option Holder.

6.2.3
If the Company deems that the proceeds of a sale of the Shares will not be enough to cover (i) the Total Exercise Price plus (ii) all expenses and taxes paid or to be paid by the Broker or the Company in connection with the exercise of the Stock Options or the sale of the Shares, the Company may either (a) sell the Shares in accordance with Rule 6.2.2 or (b) reject the request of the Stock Option Holder to sell the Shares and deem that he or she has withdrawn the exercise of his/her Stock Options, provided that if the request to sell the Shares has been made to the Broker in accordance with Rule 6.2.1, the Company may so deem only when such withdrawal can be made under the rules of the JASDEC and the internal rules of the Broker.  If the Stock Options are deemed to have not been exercised, the Stock Option Holder may exercise the relevant Stock Options in accordance with these Rules after he or she receives a notice from the Company to the effect that his/her Stock Options have been so deemed.  The Company shall not be liable to the Stock Option Holder for any result of any decision made under this Rule 6.2.3.

6.3
When the number of Shares deliverable upon exercise of the Stock Options includes less than one Unit, the exercising Stock Option Holder shall be deemed to request the Company to purchase such Shares pursuant to the Japanese Company Law.  The determination of whether the number of Shares deliverable upon exercise includes less than one Unit shall be made separately with respect to each exercise (regardless of the number of Stock Options included therein).

6.4	No Partial Exercise

A Stock Option may be exercised with respect only to each Stock Option, and no Stock Option may be exercised in part.

6.5	Withholding

The Company and the Broker shall be entitled to withhold, and the Stock Option Holder shall be obligated to pay, the amount of any tax attributable to or payable by and any social security or similar payments attributable to or payable by the Stock Option Holder in connection with the exercise or receipt of his/her Stock Option or the sale of the Shares.  The Company and the Broker may establish appropriate procedures to provide for any such payments and to ensure that the relevant company receives prompt advice concerning the occurrence of any event which may create, or effect the timing or amount of any obligation to pay or withhold any such taxes or which may make available to the relevant company any tax deduction with respect to the payment.

6.6	Broker

6.6.1	The Broker will assist the Company in connection with the exercise of the Stock Options and the sale of the resulting Shares.

6.6.2
Prior to the exercise of the Stock Options, a Stock Option Holder shall open and maintain an account in his/her name with the Broker for the purpose of the delivery of the Shares to be delivered upon the exercise.  Such account shall be opened through the Company.

6.6.3
Prior to the sale of the Shares pursuant to Rule 6.2, a Stock Option Holder shall open and maintain an account in his/her name with Mizuho Bank for the purpose of the payment of the proceeds of a sale of Shares.  Such account shall be opened through the Company.

7	General

7.1	Notices

Any notice or other document required to be given under or in connection with the Plan may be delivered to a Stock Option Holder or sent by post or facsimile with confirmation in writing to him/her at his/her address which appears on the Stock Option Register.  Notices sent by post shall be deemed to have been given on the day following the date of posting.  Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post or facsimile with confirmation in writing to it at its registered office (or such other place or places as the Company may from time to time determine and provide Stock Option Holders with notification of).

7.2	Directors’ Decisions Final and Binding

The decision of the Directors in connection with any interpretation of the Rules or in any dispute relating to a Stock Option or other matter relating to the Plan shall be final and conclusive and binding on the relevant parties.

7.3	Costs

The costs of introducing and administering the Plan shall be borne by the Company.

7.4	Regulations

The Company shall have power from time to time to make or vary regulations for the administration and operation of the Plan, provided that the same are not inconsistent with these Rules.

7.5	Limitation of Liability

The rights and obligations of a Stock Option Holder under the terms and conditions of his/her office or employment shall not be affected by his/her participation in the Plan or any right he or she may have to participate in the Plan.  An individual who participates in the Plan waives all and any rights to compensation or damages in connection with rights under the Plan arising from the termination of his/her office or employment with any company for any reason whatsoever relating to any Stock Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements.

7.6	Personal Information

A Stock Option Holder hereby consents and agrees that the Company may collect, store, process, use, transfer and modify his/her personal information regarding identity, place of employment and other pertinent information needed to effectuate his/her participation in the Plan with other parties within the Advantest Group, or with third parties to the extent necessary or helpful in the implementation of the Plan.

7.7	No Entitlements

7.7.1
Nothing in the Plan, these Rules or any document related thereto shall be construed as guaranteeing any Stock Option Holder’s continued employment or engagement with any member of the Advantest Group, or as giving any Stock Option Holder any right to continued employment or engagement with any member of the Advantest Group, during any period.

7.7.2
Awards of Stock Options are discretionary.  No award of Stock Options shall confer on the Stock Option Holder any right or entitlement to receive another award of stock options at any time in the future.

8	Amendments

Subject to Rule 7.4, the Company may at any time modify these Rules in any respect.  The Company may at any time amend these Rules so that the Company may issue new shares upon exercise of Stock Options instead of transferring its treasury stock.

9	Governing Law and Jurisdiction

These Rules and all Stock Options shall be governed by and construed in accordance with Japanese law.  Any dispute arising out of, or in connection with, these Rules shall be subject to the exclusive jurisdiction of the Tokyo District Court.

10           Local Law Appendix

The Local Law Appendix attached hereto shall be an integral part of these Rules.  In the event of any inconsistency between these Rules and the Local Law Appendix, the provisions of the Local Law Appendix shall prevail.

Attachment A

Acceptance Form:	delivered on June 24, 2010

Attachment B

Exercise Notice:	to be delivered separately

Local Law Appendix
for Germany

1.	Definitions

Definitions as set out in 1.1 of the Rules are applicable to this Appendix.

2.	Eligible Officers

The Company’s discretion with respect to 2.1 will be exercised in a way complying with German law, in particular with the labour law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot).

3.	Ex-gratia benefit

The grant of the Stock Option is an ex-gratia benefit (freiwillige Leistung). It is granted without any obligation and even repeated granting will not create a legal claim.

4.	Vesting

The Stock Options shall vest in Eligible Officers at the time of exercise of such Stock Options.

5.	Deemed Exercise

If Stock Options held by a Stock Option Holder become automatically transferable pursuant to Rule 5.1.2, those Stock Options shall be deemed to be exercised immediately prior to the time the respective Stock Option Holder becomes a person who does not hold any position as a director, corporate auditor, officer, employee or any other similar position of the Company or its subsidiaries.  If the Company deems that the proceeds of the sale of the resulting Shares will not be enough to cover (i) the Total Exercise Price plus (ii) all costs, expenses and taxes referred to in Rule 6.2.3, then the Stock Options are deemed to be waived by the Stock Option Holder.  This clause 5 applies to Rules 5.1.5 and 5.1.6 mutatis mutandis.

6.	Adjustment of the Subscription Price

The Company’s discretion with respect to the Adjustment of the Subscription Price will be exercised taking into fair consideration the circumstances where such adjustment is deemed appropriate.

7.	Taxes/Withholding

The following summary of certain German income tax considerations for German Employees is based on the tax law effective at the date of this Appendix which may be changed, even with retroactive effect.  The summary does not describe all tax considerations that may be relevant to a Eligible Officer’s decision to accept or exercise any of the rights under the Plan.  It is not a substitute for tax advice.

There are income tax charges on the exercise of an option at a rate of between 14 % and 45% (as of 2010) depending on the taxable income of the Stock Option Holder to be increased by a 5.5% “solidarity” surcharge on the income tax due (plus church tax, if applicable).  The tax charge is determined by the difference between the market value of the shares at the date the shares are booked into (Einbuchung) the account of the employee (for wage tax purposes the tax authorities currently allow to use the date the shares are booked out (Ausbuchung) of the account of the Company or of any transfer agent of the Company instead) and the option exercise price.  The market value is defined on the basis of the quoted prices on the respective stock exchange.  The Advantest Europe GmbH (the “Employing Company”) is entitled to deduct the taxes from the gross salary of the Stock Option Holder.  Additionally, the usual social security contributions (to the extent the wage base for social security contributions are not exceeded) have to be paid on the difference between the exercise price and the market value at the date the shares are booked into (Einbuchung) the account of the employee (as regards the wage tax simplification rule granted by the tax authorities see above).  If the regular salary of the Stock Option Holder is not sufficient for the Employing Company to deduct wage tax and pay such tax to the competent tax office, the Employing Company will request the Stock Option Holder to pay the tax to the Employing Company enabling the Employing Company to withhold wage tax.  The Employing Company will inform the tax office of such request if the Stock Option Holder does not meet his/her obligations.

If a Stock Option Holder selling the shares owns 1 % or more of the stated capital of the Company (or has owned 1 % or more at any time in the last five years) or holds the shares as business assets, he or she will be subject to income tax (plus solidarity surcharge and, if applicable, church tax) on 60 % of the difference between the sales prices and the market value relevant for determining the income upon exercise.  If the Stock Option Holder selling the shares does not own 1 % or more of the stated capital of the Company (and has not owned 1 % or more at any time in the last five years) and does not hold the shares as business assets (i.e. holds them as private assets), any capital gains derived from the sale of shares will be subject to income tax at a uniform 25 per cent tax rate (plus solidarity surcharge and, if applicable, church tax).

For dividends, the following principles will apply:

If the shares are held as business assets 60 % of the gross dividends received by Stock Option Holders will, in principle, be subject to income tax at the progressive tax rate plus solidarity surcharge (and church tax, if applicable).
Dividend income received on shares held as private assets will be subject to a uniform 25 per cent tax (plus solidarity surcharge and, if applicable, church tax).

For the collection of the uniform 25 per cent tax, a definite withholding tax regime (Abgeltungsteuer) is applicable. Generally, if the shares are held through a domestic bank or a domestic branch of a foreign bank (a “Bank”) the Bank will levy the tax on the dividend or the capital gain by way of withholding. However, in case of capital gains additional rules may become relevant: Since the purchase price of the shares may not be verified for withholding purposes, the Bank might be obliged to levy the 25% tax (plus solidarity surcharge and, if applicable, church tax) on 30% of the sales price of the shares from which parts may possibly be recovered later by the shareholder by way of filing an income tax return.  There will also be a joint lump-sum deduction for capital income on private assets (i.e., interest and dividend income as well as capital gains) of €801 (€1,602 for married couples filing tax returns jointly) per annum, whereby higher expenses directly attributable to a capital investment will not be deductible as expenses.

Please note that a taxpayer is able to apply for a tax assessment if his/her  personal tax rate is lower than the 25 per cent flat-rate (Günstigerprüfung) or if the taxpayer can claim a tax credit for tax imposed by foreign Tax Authorities that has not been recognized yet by way of withholding.

8.	Insider Dealings

Please note that Germany has adopted the EC-Directive on Insider Dealings.  Insiders are, among others, persons who by virtue of their position as members of managing or supervisory boards of the issuing company or its subsidiaries or by their profession or work, have knowledge of not publicly known facts which may influence the market value of the securities issued. Insiders are subject to certain restrictions in selling or purchasing such securities or otherwise making use of their insider knowledge.  Anyone in breach of those provisions will be liable to imprisonment or fine.

Local Law Appendix
for Korea

This Appendix has been prepared to provide you with a summary of information regarding your stock options granted by the Company under the Incentive Stock Option Plan 2010 (the “Plan”) specific to Korea.

This supplement is based on the tax laws and other laws concerning stock options in effect in Korea as of June 2010.  These laws are often complex and change frequently.  As a result, the information contained in this summary may be out-of-date at the time you exercise your option or sell shares you acquire under the Plan.

In addition, this supplement is general in nature.  It may not apply to your particular tax or financial situation, and the Company is not in a position to assure you of any particular tax result.  Accordingly, you are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

If you are a citizen or resident of a country other than Korea, the information contained in this supplement may not be applicable to you.

TAX INFORMATION

Grant

You will not be subject to tax when a stock option is granted to you under the Plan.

Date of Vesting

You will not be subject to tax when your stock options vest.

Exercise

You will be subject to income tax when you exercise your stock option.  You will be taxed on the difference between the fair market value of the shares at exercise and the option price (i.e., the spread).  This difference is treated as salary and taxed at your marginal rate.  If the Advantest Korea Co., Ltd. for which you are employed bears the cost of the spread, your employer will withhold from the spread at exercise the appropriate income tax and any social insurance contributions associated with the realized income and pay it to the Korean tax authorities and social insurance funds.

Sale of Shares

When you subsequently sell the shares that you acquire under the Plan, you will be subject to capital gains tax on any gain that you realize above the fair market value at the time the option is exercised.  The capital gains tax on stock is currently 22%, including residence surtax. There is an annual personal exemption from tax for the first 2,500,000 won of capital gains that you make in any tax year.  However, if your capital gains exceed this limit, then you will be required to declare the gains and tax will be due on the excess amount.  No securities transaction tax will apply to either Company’s sale to you or your subsequent disposition of shares acquired pursuant to the Plan.

Dividends

Income from receipt of dividends from shares is subject to tax at ordinary income tax rates, which range from 6.6% to 38.5%.  Your employer is not required to withhold or report such income.  It is your responsibility to report this income on your annual tax return and to pay all taxes owed.

Labor Law Acknowledgment

By accepting this stock option, you acknowledge that the Plan is discretionary in nature and may be unilaterally suspended or terminated by the Company at any time.

RELATED CONSENTS

Personal Information

Through accepting the invitation extended to you to receive Stock Options offered under the Plan, you effectively consent and agree that your employer and the Company may use personal information regarding your identity, place of employment, and other pertinent information needed to effectuate your participation in the Plan with other parties within the Advantest Group or third parties to the extent necessary or helpful to implement the Plan.

Treatment and Management of Purchased Stock

Through accepting the invitation extended to you to receive Stock Options offered under the Plan, you effectively consent and agree that upon subscribing to Shares under the Plan, the Company is authorized to take action regarding the stocks and proceeds derived therefrom and participate in the management of the stocks and proceeds derived therefrom as outlined in the Rules of the Advantest Corporation Incentive Stock Option Plan 2010, as described in Section 6.2, 6.4, 6.5, and all other Sections describing such actions and/or participation.

Local Law Appendix
for USA

Purpose

This Appendix sets forth certain terms and conditions applicable to residents of the United States who are awarded Stock Options (each, a “U.S. Stock Option Holder”) under the Plan and supplements the terms and conditions set forth in the Rules of the Plan.  IN THE EVENT OF ANY CONFLICT AMONG THE TERMS OF THIS APPENDIX, THE RULES OR A STOCK OPTION ACCEPTANCE FORM, THE TERMS OF THIS APPENDIX SHALL GOVERN.  Capitalized terms used in this Appendix without definition have the meaning assigned to such terms in the Rules.

Administration of Stock Options Granted to U.S. Stock Option Holders

The Company, or its authorized U.S. representative, shall (i) administer the terms of this Appendix, (ii) establish from time to time such rules and procedures as it may deem appropriate for the proper administration of this Appendix and (iii) make such determinations under and such interpretations of and take such steps in connection with this Appendix or the Stock Options granted to U.S. Stock Option Holders as it may deem necessary or advisable.

Right to American Depository Shares (“ADSs”)

The Company may arrange, in its sole discretion, for U.S. Stock Option Holders to receive ADSs rather than Shares upon the exercise of their Stock Options, in which case, all references to “Shares” in the Rules, this Appendix, a Stock Option Acceptance Form or any other document related to the Plan shall be deemed to be a reference to one (1) ADS per Share, as the context may require.  100 ADSs will be deemed to constitute a “Unit.”  ADSs will be evidenced by American Depository Receipts of the Company, which are currently traded on the New York Stock Exchange.

In the event that the Company elects to issue ADSs upon the exercise of Stock Options by U.S. Stock Option Holders, 100 ADSs will be issued upon the exercise of each Stock Option.  The number of ADSs so issued will be adjusted accordingly when the number of Shares to be issued upon the exercise of each Stock Option is adjusted pursuant to the Rules.

Limitation on Number of Shares or ADSs Available for Issuance

Notwithstanding anything to the contrary in the Rules or this Appendix, the maximum aggregate number of Shares (or ADSs) that may be issued under the Plan as incentive stock options within the meaning of Section 422 of the Code (:ISOs”)  is 12,000 Shares (or 12,000 ADSs), subject to any equitable adjustments to the number and kind of Shares or ADSs under the Rules to the extent permitted under Section 422 of the United States Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”).  To the extent permitted under Section 422 of the Code, any Shares or ADSs subject to a Stock Option that lapses, expires or is otherwise terminated without the issuance of such Shares or ADSs may again be available for purposes of this limit.

ISO Qualification.

Stock Options awarded to Eligible Officers resident in the United States are intended to qualify ISOs .  Pursuant to the requirements of the Code, only those Stock Options awarded to Eligible Officers who are employees of an Employing Company (and which is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code) may be considered ISOs.  Stock Options awarded to non-employee directors of an Employing Company shall be nonqualified stock options.  “Employing Company” means, individually or collectively, Advantest America Corporation (Holding Co.), Advantest America, Inc. and Advantest America R&D Center, Inc.

Vesting and Exercise

By way of clarification, if a U.S. Stock Option Holder ceases to be a director, auditor, officer or employee of any Employing Company under circumstances as a result of which such U.S. Stock Option Holder’s Stock Options “shall become non-exercisable” in accordance with Rule 5.1, as applicable, it is understood that:

(1)
If such cessation occurs prior to the start of the Exercise Period (April 1, 2011), such U.S. Stock Option Holder’s Stock Options shall never become exercisable, but shall be cancelled without any payment being made to the U.S. Stock Option Holder in respect thereof; and

(2)
If such cessation occurs on or after the start of the Exercise Period, such U.S. Stock Option Holder’s Stock Options shall no longer be exercisable as of the date of such cessation, and shall be cancelled without any payment being made to the U.S. Stock Option Holder in respect thereof.

In no event will a U.S. Stock Option Holder be permitted to exercise Stock Options either before the start of the Exercise Period or after the end of the Exercise Period.

Due to the prohibition on loans to directors and executive officers of the Company set forth under Section 402 of the Sarbanes-Oxley Act of 2002, the cashless exercise feature of the Plan, as set forth in Rule 6.2, is not available for U.S. Stock Option Holders who are directors and executive officers of the Company at the present time.  The Company will inform those who are subject to this prohibition if such feature does become available in the future.  Until such time, such U.S. Stock Option Holder must exercise his or her Stock Options in the manner set forth in Rule 6.1.

ISO Conditions

A U.S. Stock Option Holder must comply with each of the following conditions to ensure that his or her Stock Options qualify as ISOs.  Except where otherwise noted, responsibility for complying with the following conditions will be the responsibility of the individual U.S. Stock Option Holder:

(1)
Employee Status.  At all times during the period commencing on the relevant Date of Grant and ending on the date three months prior to the date of exercise, the U.S. Stock Option Holder must be an employee of the Company or another member of the Advantest Group (except in the case of an employee who is disabled within the meaning of Section 22(e)(3) of the Code, in which case such three-month period is extended to one year).

(2)
10% Shareholders.  No Stock Option shall qualify as an ISO if the U.S. Stock Option Holder is a 10% Shareholder, unless (a) the Exercise Price, as of the Date of Grant, is at least 110% of the fair market value of the Shares or ADSs subject to the Stock Option and (b) such Stock Option, by its terms, is not exercisable after the expiration of five years from the Date of Grant.  A “10% Shareholder” means that, as of the relevant Date of Grant, an individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

(3)
Holding Period.  A Stock Option will qualify for ISO treatment only if the U.S. Stock Option Holder makes no disposition of the Shares or ADSs acquired upon exercise of the Stock Option within two years from the Date of Grant or within one year from the date of exercise.

(4)           Restrictions on Exercise.

(a)	The Stock Option may only be exercised by the U.S. Stock Option Holder during his or her lifetime.

(b)
To the extent that the aggregate fair market value of Shares or ADSs with respect to which any stock options held by the U.S. Stock Option Holder are exercisable for the first time by a U.S. Stock Option Holder during any calendar year exceeds $100,000, such Stock Options shall not qualify for treatment as ISOs.  The foregoing sentence shall be applied by taking Stock Options into account in the order in which they were granted.

(5)
Conditions Otherwise Satisfied by Plan.  The Plan was approved by the Board of Directors of the Company on June 24, 2010.  No Stock Option shall be granted under the Plan later than ten years from the date on which the Plan was approved by the Board of Directors of the Company (the “Board”).

Any Stock Option granted under the Plan that fails to satisfy conditions (1) through (5) above shall be deemed to be a nonqualified stock option.  Any ambiguities in the terms of a Stock Option granted under the Plan shall, to the extent possible, be construed in favor of a finding that such Stock Option qualifies as an ISO.

The Company shall have the right, in its sole discretion, to elect to have any rights granted to Stock Option Holders by operation of any non-U.S. law, not apply to U.S. Stock Option Holders where such law (i) is not required to apply to U.S. Stock Option Holders and (ii) would jeopardize or prevent such U.S. Stock Option Holders’ Stock Options from qualifying as ISOs. Notwithstanding any provision of the Plan or applicable laws, U.S. Stock Option Holders shall have no rights to receive dividends with respect to the Stock Options prior to exercise.

Cessation of Employment

This Appendix shall not be construed to limit the period of time, if any, following a U.S. Stock Option Holder’s termination of employment during which the U.S. Stock Option Holder may exercise his or her Stock Options pursuant to Rule 5.  Nevertheless, a U.S. Stock Option Holder who intends for his or her Stock Options to be treated as ISOs will be required to exercise such Stock Options upon the earlier of (i) such time specified in the applicable provision of Rule 5 and (ii) three months following his or her termination of employment (except in the case of an employee who is disabled within the meaning of Section 22(e)(3) of the Code, in which case such three-month period is extended to one year) provided, however, that in no event may the Stock Option be exercised beyond the last date of the Exercise Period.

Not Part of Wages

Awards of Stock Options are not part of a U.S. Stock Option Holder’s base salary or wages and will not be taken into account in determining any other employment-related rights the U.S. Stock Option Holder may have, such as rights to pension or severance pay,   provided, however, that in no event may the Stock Option be exercised beyond the last date of the Exercise Period.

Securities Law Restrictions.

The Company may require each U.S. Stock Option Holder purchasing or acquiring Shares or ADSs pursuant to a Stock Option under the Plan to represent to and agree with the Advantest Group in writing that such U.S. Stock Option Holder is acquiring the Shares or ADSs for investment and not with a view to the distribution thereof.  All certificates for Shares or ADSs delivered under the Plan, upon exercise of a Stock Option, shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares or ADSs are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  No Shares or ADSs shall be issued hereunder unless the Advantest Group shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

Bank and Broker

Notwithstanding anything to the contrary in the Rules, including, without limitation, Rules 1.1 or 6.6.3, or your Stock Option Acceptance Form:

(1)	“Broker” means JPMorgan Chase Bank or such other broker or agent appointed from time to time by the Company to execute transactions in connection with the Plan; and

(2)
A U.S. Stock Option Holder shall open and maintain an account in his or her name with JPMorgan Chase Bank for the purpose of the payment of the proceeds of a sale of Shares or ADSs.  Such account shall be opened through the Company.

Adjustment

Unless the Company determines otherwise, notwithstanding Rule 3.1 to the contrary, no adjustments shall be effective if the result of the adjustment is a reduction in the aggregate Exercise Price or the aggregate Subscription Price of a stock option grant.  Any adjustments shall be made in accordance with Section 1.422 of the Code.

Section 409A of the US Internal Revenue Code

As the Option Price is equal to the fair market value of a Share, the Stock Options are intended to be exempt from Section 409A of the Code (“Section 409A”).  Notwithstanding the foregoing or any provision of the Plan, if any provision of the Plan contravenes Section 409A or could cause the Stock Option Holder to incur any tax, interest or penalties under Section 409A, the Company may, in its sole discretion and without the Stock Option Holder’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Stock Option Holder of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A.  This provision does not create an obligation on the part of the Company to modify the Plan and does not guarantee that the Stock Options will not be subject to taxes, interest and penalties under Section 409A.